                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    Fascitelli,          Elizabeth               C.
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   (Last)               (First)                 (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Neuromedical Systems, Inc.
   (NSIX)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   FYE December 31, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,                                                             |
                             or Beneficially Owned                                                                                 |
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                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
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                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                     |
         (e.g., puts, calls, warrants, options, convertible securities)                                                            |
====================================================================================================================================
              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
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
Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$2.12  |  5/8/98  |  A   | 2,500 |       | 11/9/98  | 5/8/08   |Common Stock| 2,500 |       |  2,500  |  01  |  01  |
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Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$7.375 |          |      |       |       | 11/17/97 | 5/16/07  |Common Stock| 2,500 |       |  2,500  |  01  |  01  |
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Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$16.88 |          |      |       |       | 12/22/96 | 6/21/06  |Common Stock| 2,500 |       |  2,500  |  01  |  01  |
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Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$7.00  |          |      |       |       | 4/26/96  | 10/25/05 |Common Stock| 1,250 |       |  1,250  |  01  |  01  |
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Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$6.00  |          |      |       |       | 6/1/95   | 6/1/05   |Common Stock| 1,250 |       |  1,250  |  01  |  01  |
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              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The Goldman Sachs Group, L.P. ("GS Group") is the general partner of and owns a 99% interest in Goldman Sachs. The options were granted to the Reporting Person pursuant to the Neuromedical Systems, Inc. 1993 Stock Incentive Plan. The Reporting Person has an agreement with GS Group pursuant to which she holds the options for the benefit of GS Group. The Reporting Person does not have a pecuniary interest in the securities reported herein and, accordingly, disclaims beneficial ownership thereof.





By:  s/ Hans L. Reich                                        February 16, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
              Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.